EXHIBIT 10(c)

IB's DEFERRED SALARY CONTINUATION PLAN
      In December 1979, the Board of Directors of IB adopted a Salary Continuation Plan for certain officers of IB. This plan provides that upon death of an eligible person during his employment, his designated beneficiaries will be entitled to receive during the first year after death an amount as specified per individual plan agreement. Thereafter, until such person would have reached age 65 (but not less than 9 years), an amount as specified per individual plan agreement may be received each year. Upon retirement some varying amounts for each participant, not specifically related to compensation, are also provided for a 10-year period by this plan. Benefit amounts are provided by the deferral of a portion of each participant's salary, agreed to by the participants, plus accrued interest at a market rate.